Exhibit 22.1

Subsidiaries of the Registrant:

1.TTI Strategic Acquisitions & Equity Group, Inc.

Delaware Corporation

511 Sixth Avenue, Suite 800

New York, NY 10011

2. G T International Group, Inc.

Wyoming Corporation

511 Sixth Avenue, Suite 800

New York, NY 10011

3. Classroom Salon Holdings, LLC

Delaware Corporation

511 Sixth Avenue, Suite 800

New York, NY 10011

4. Gold Transactions International, Inc.

302 W 1850 S

Hurricane, UT 84737